Exhibit 99.1

February 2, 2016
Dow Reports Fourth Quarter and Full-Year Results
Earnings Per Share Increases to $2.94, or $0.93 on an Operating Basis - Up 9 Percent Versus the Year-Ago Period;
Operating EBITDA Margin Expands to 20.9 Percent, with Growth in All Segments - Highest Quarterly Level in More than a Decade;

Full-Year EBITDA Reaches All-Time High of $9.6 Billion on an Operating Basis, or $13.3 Billion on a Reported Basis;
Company Delivers Full-Year Cash from Operations of $7.5 Billion - Up 16 Percent;
Return On Capital Grows 130 Basis Points Year-Over-Year to 12.1 Percent on an Operating Basis, or 19.6 Percent on a Reported Basis

Fourth Quarter 2015 Highlights

•
Dow reported earnings per share of $2.94, or operating earnings per share of $0.93(1). This compares with earnings of $0.63 per share in the year-ago period, or earnings of $0.85 per share on an operating basis. Certain Items in the quarter primarily reflected a $1.96 gain from the split-off of Dow Chlorine Products, a $0.52 gain related to the sale of Dow’s direct ownership interest in MEGlobal, as well as an $0.11 charge for asset impairments and related costs.

•
Sales were $11.5 billion, down 20 percent versus the year-ago period, or 15 percent excluding the impact of divestitures and acquisitions, due to local price declines, of which the largest contributors were Hydrocarbons and Energy, and currency.

•
Volume, excluding the impact of divestitures and acquisitions, rose 4 percent, representing the ninth consecutive quarter of growth on a year-over-year basis. Volume gains were reported in all geographies, led by Asia Pacific (up 8 percent) and North America (up 6 percent). Volume grew 5 percent in emerging regions, led by Greater China (up 10 percent).

•
EBITDA(2) was $2.4 billion on an operating basis(3), or $5 billion on a reported basis. Excluding the impact of divestitures, operating EBITDA expanded more than $100 million due to growth in key end markets such as transportation, packaging and construction, which more than offset a decline in equity earnings.

•
Operating EBITDA margin(4) grew 406 basis points versus the year-ago period to 20.9 percent, reflecting continued disciplined price and volume management. This represents the highest quarterly result since the first quarter of 2005. Gains were reported across all operating segments, led by Consumer Solutions and Performance Plastics, each of which delivered operating EBITDA margins of greater than 28 percent.

•
The Company announced the closing of the split-off of Dow Chlorine Products in the quarter, with a tax-efficient consideration of greater than $4.8 billion on an after-tax basis and a taxable equivalent in excess of $7 billion, contributing to a reported tax rate of 12.5 percent - in line with the Company’s prior guidance. The transaction was a significant driver in the reduction of net debt to capitalization(5) to 24.8 percent from 37.3 percent in the year-ago period, and net debt to operating EBITDA of 0.9x versus 1.5x in the same quarter last year.

•	Dow returned $2.7 billion to shareholders through paid dividends and share repurchases in the quarter, with $1.5 billion related to equity redemption from the Dow Chlorine Products transaction.

•
Ongoing portfolio management milestones in the quarter included: the signing of a definitive agreement with DuPont to combine through a merger of equals transaction with a resultant merge and spin structure that has the clear intention to subsequently create three leading, independent publicly owned companies; the signing of a definitive agreement to restructure Dow Corning ownership; and the sale of the Company’s direct ownership interest in MEGlobal to EQUATE.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of operating earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)
Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.” Operating EBITDA for the fourth quarter of 2014 excludes Operating EBITDA for divested businesses including ANGUS Chemical Company, the Sodium Borohydride business, the AgroFresh business and Dow Chlorine Products.

(4)	Operating EBITDA margin is defined as EBITDA excluding the impact of “Certain Items” as a percentage of reported sales.

(5)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow continues to deliver, with this last quarter being the thirteenth in a row of operating EPS and operating EBITDA margin increases - and, excluding the impact from divestitures, realized once again a significant expansion in operating EBITDA - due to disciplined and focused execution in a chronically volatile macroeconomic environment. We delivered $7.5 billion in cash flow from operations, an increase of $1 billion versus 2014, and returned $4.6 billion to our owners through paid dividends and share repurchases. Our exceptional financial performance demonstrated the strength and resiliency of our core businesses, which have been built to generate earnings and cash flow by capturing demand in key end markets and geographies. The benefits of our integrated portfolio, global reach and technology solutions can clearly be seen in our performance, and we continue to deliver on our commitments.

“During the quarter, we also successfully started up our PDH facility on the U.S. Gulf Coast; produced and shipped our first polyethylene product at our Sadara joint venture in Saudi Arabia; announced the transformative new merger with DuPont; commenced the restructuring of our Dow Corning and Kuwait joint ventures; and completed the divestiture of Dow Chlorine Products - all implemented while we delivered our productivity gains and our bottom line results. This once again firmly demonstrates that Dow has the right strategy and the right portfolio, and has and will continue to deliver under all market conditions.”

2015 Full-Year Highlights

•
Dow reported full-year earnings per share of $6.15, or operating earnings per share of $3.47. This compares with earnings per share of $2.87 in the prior year, or $3.11 on an operating basis - an increase of 12 percent.

•
Sales were $48.8 billion, down 16 percent versus the prior year, or 15 percent excluding the impact of divestitures and acquisitions, as price was impacted by a 45 percent decline in average crude oil prices as well as currency headwinds.

•
EBITDA rose to $9.6 billion on an operating basis, representing an all-time record, or $13.3 billion on a reported basis. Operating EBITDA rose 3 percent compared to the prior year with increases in Performance Plastics (up $380 million) and Consumer Solutions (up $59 million).

•
The Company expanded operating EBITDA margin more than 360 basis points to 19.7 percent, the highest level in more than a decade, with increases reported in all operating segments. Margin expansion was led by Performance Plastics, Performance Materials & Chemicals and Consumer Solutions on increased demand, disciplined price and volume management, innovation and productivity improvements.

•
Dow delivered $7.5 billion of cash flow from operations in the year. Excluding the K-Dow arbitration award in 2013, this represents a third consecutive year of record cash flow. Dow’s cash flow generation enabled the Company to issue another dividend increase, reaching a historic high. In total, Dow returned $4.6 billion to shareholders through paid dividends and share repurchases(6) in 2015.

•
Dow reported operating return on capital(7) of 12.1 percent - an increase of 130 basis points versus the prior year, or return on capital of 19.6 percent on a reported basis, marking three consecutive years of expansion on an operating basis - further demonstrating Dow’s disciplined approach to capital stewardship.

(6)	Includes $1.5 billion in non-cash share repurchases related to the Dow Chlorine Products transaction.

(7)
“Operating Return on Capital” is on a trailing twelve month basis and defined as Adjusted Net Operating Profit After Tax divided by Average Total Capital. “Adjusted Net Operating Profit After Tax” is defined as Adjusted Net Income plus Preferred Stock Dividends plus Net Income Attributable to Non-controlling Interests plus gross interest expense less tax on gross interest expense. “Adjusted Net Income” is defined as Net Income excluding the impact of “Certain Items.” “Total Capital” is defined as Total Debt plus The Dow Chemical Company’s Stockholders’ Equity plus Redeemable Noncontrolling Interest plus Non-redeemable Noncontrolling Interests.

•
Ongoing portfolio management in the year included: the split-off of Dow Chlorine Products; the divestiture of ANGUS Chemical Company; the divestiture of AgroFresh, Dow’s post-harvest specialty chemical business; the sale of the Company’s direct ownership interest in MEGlobal to EQUATE; and the signing of a definitive agreement to restructure ownership of the Dow Corning Corporation’s Silicones business.

•
Since 2013, when Dow completed its strategic review, the Company’s operational and financial performance has: generated nearly $22 billion in cash flow from operations; improved operating ROC by 450 basis points; enabled nearly $12 billion in returns to shareholders through share repurchases and paid dividends; facilitated investments in strategic growth projects on the U.S. Gulf Coast and Saudi Arabia; and reduced net debt from $16.7 billion to $8.6 billion. Furthermore, divestitures completed in that same period, have delivered more than $13.5(8) billion in pre-tax value.

	Three Months Ended
In millions, except per share amounts	Dec. 31, 2015	Dec. 31, 2014
Net Sales	$11,462	$14,384
Adjusted Sales(9)	$11,351	$13,411

Net Income Available for Common Stockholders	$3,527	$734
Net Income Available for Common Stockholders, excluding Certain Items	$1,057	$992

Earnings per Common Share	$2.94	$0.63
Operating Earnings Per Share(10)	$0.93	$0.85

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2015	Dec 31, 2014
Net Sales	$48,778	$58,167
Adjusted Sales	$48,543	$56,892

Net Income Available for Common Stockholders	$7,345	$3,432
Net Income Available for Common Stockholders, excluding Certain Items	$4,054	$3,709

Earnings per Common Share	$6.15	$2.87
Operating Earnings Per Share	$3.47	$3.11

Review of Fourth Quarter Results
The Dow Chemical Company (NYSE: DOW) reported earnings per share of $2.94, or operating earnings per share of $0.93. This compares with earnings of $0.63 per share in the year-ago period, or earnings of $0.85 per share on an operating basis.
Sales were $11.5 billion, down 20 percent versus the year-ago period, or 15 percent excluding the impact of divestitures and acquisitions, due to local price declines, of which the largest contributors were Hydrocarbons and Energy, and currency.

(8)	Assumes a 37% tax rate.

(9)	“Adjusted Sales” is “Net Sales” excluding prior period sales of recent divestitures and current period sales for recent acquisitions.

(10)	Earnings per share excluding the impact of certain items.

Volume, excluding the impact of divestitures and acquisitions, rose 4 percent, representing the ninth consecutive quarter of growth on a year-over-year basis. Volume gains were reported in all geographies, led by Asia Pacific (up 8 percent) and North America (up 6 percent). Volume grew 5 percent in emerging regions, led by Greater China (up 10 percent).
The Company reported EBITDA of $2.4 billion on an operating basis, or $5 billion on a reported basis. Excluding the impact of divestitures, operating EBITDA expanded more than $100 million due to growth in key end markets such as transportation, packaging and construction, which more than offset a decline in equity earnings.
Research and Development (R&D) and Selling, General and Administrative (SG&A) expenses together decreased $90 million compared to the year-ago period, driven by divestitures, productivity actions, as well as Dow’s focused approach.
Certain Items in the quarter primarily reflected a $1.96 gain from the split-off of Dow Chlorine Products, a $0.52 gain related to the sale of Dow’s direct ownership interest in MEGlobal to EQUATE, as well as an $0.11 charge for asset impairments and related costs.
Dow returned $2.7 billion to shareholders through paid dividends and share repurchases in the quarter, with $1.5 billion related to equity redemption from the Dow Chlorine Products transaction.
The Company announced the closing of the split-off of Dow Chlorine Products in the quarter, with a tax-efficient consideration of greater than $4.8 billion on an after-tax basis and a taxable equivalent in excess of $7 billion, contributing to a reported tax rate of 12.5 percent - in line with the Company’s prior guidance. The transaction was a significant driver in the reduction of net debt to capitalization to 24.8 percent from 37.3 percent in the year-ago period, and net debt to operating EBITDA of 0.9x versus 1.5x in the same quarter last year.
Ongoing portfolio management milestones in the quarter included: the signing of a definitive agreement with DuPont to combine through a merger of equals transaction, with a resultant merge and spin structure that has the clear intention to subsequently create three leading, independent publicly owned companies; the signing of a definitive agreement to restructure Dow Corning ownership; and the sale of the Company’s direct ownership interest in MEGlobal to EQUATE.

Agricultural Sciences

Agricultural Sciences reported fourth quarter sales of $1.6 billion, down from $1.9 billion in the year-ago period. Sales were impacted by continued lower crop commodity prices across all geographic areas, high channel inventories and significant currency headwinds.
Crop Protection reported decreased sales as herbicides faced price pressures, lower demand and currency headwinds. Full-year demand remained strong for new product technologies (up 6 percent versus 2014). Despite significant price and currency headwinds, Seeds reported double-digit volume growth in Latin America.
Operating EBITDA for the segment was $220 million, essentially flat compared to $222 million in the year-ago period. One-time gains from the sale of non-strategic product lines, coupled with reduced R&D and SG&A costs enabled by self-help actions, were offset by pricing headwinds and the divesture of the AgroFresh post-harvest specialty chemical business.
Equity losses for the segment were $17 million. This compares with equity earnings of $1 million in the same quarter last year.

Consumer Solutions

Consumer Solutions reported fourth quarter sales of $1.05 billion, down from $1.12 billion in the year-ago period. Higher volume demand for differentiated solutions in the automotive, pharmaceutical, personal care and semiconductor market sectors was more than offset by price pressures and currency headwinds.

Dow Automotive Systems reported volume gains on above-market demand growth for Dow’s light-weighting technologies in the transportation market sector in North America, Europe, Middle East, Africa and India (EMEAI) and Asia Pacific. Consumer Care reported volume declines as strength in the pharmaceutical and personal care market sectors were offset primarily by lower demand in the home care market sector and the Institute, West Virginia, CELLOSIZETM plant closure. Dow Electronic Materials reported flat volume, as strong demand for semiconductor and growth technologies offset weakness in interconnect and the rotation away from display film technologies.
Operating EBITDA for the segment was an all-time quarterly record of $296 million, up from $243 million in the year-ago period, reflecting continued strong demand in the automotive and semiconductor market sectors as well as margin expansion and cost reduction initiatives.
Equity earnings for the segment were $38 million, or $30 million on an operating basis. This compares to equity earnings of $196 million, which included Dow Corning Corporation’s adjustment of its breast implant liability, or $41 million on an operating basis, in the same quarter last year.

Infrastructure Solutions

Infrastructure Solutions reported fourth quarter sales of $1.7 billion, down from $2.0 billion in the year-ago period, as price pressures from lower raw material costs and currency headwinds more than offset volume gains in nearly all businesses.
Dow Building & Construction reported volume growth due to solid demand in the construction chemicals market sector. Dow Coating Materials reported volume increases led by strong demand in the industrial market sector. Energy & Water Solutions reported volume declines in North America energy exploration and fracturing sales, more than offsetting double-digit demand increases for reverse osmosis technologies. Performance Monomers reported volume growth led by double-digit increases in EMEAI.
Operating EBITDA for the segment was $235 million, down from $244 million in the year-ago period, reflecting continued weakness in Performance Monomers from acrylic acid supply/demand dynamics. This weakness more than offset volume gains and margin management improvements in Dow Building & Construction and continued market demand for reverse osmosis technologies in Energy & Water Solutions.
Equity earnings for the segment were $67 million, or $55 million on an operating basis. This compares to a loss of $178 million in the same quarter last year which included Dow Corning Corporation’s adjustment of its breast implant liability and an asset abandonment charge, or a gain of $70 million on an operating basis.

Performance Materials & Chemicals

Performance Materials & Chemicals reported fourth quarter sales of $2.4 billion, down from $3.9 billion in the year-ago period, reflecting the impact of the split-off of Dow Chlorine Products, the ANGUS Chemical Company divestiture and significant price and currency headwinds.
Polyurethanes reported volume increases driven by double-digit demand growth for polyurethane system solutions. Industrial Solutions reported volume declines as growth for ethylene-glycol sales was more than offset by weakness in the energy market sector and a change in a long-term supply arrangement. Chlor-Alkali and Vinyl volumes decreased due to the impact of divestitures.
Operating EBITDA for the segment was $423 million, down from $636 million in the year-ago period, reflecting the impact of divestitures, lower equity earnings and lower pricing.
Equity losses for the segment were $6 million, down from equity earnings of $54 million in the same quarter last year, on lower monoethylene glycol (MEG) prices (MEGlobal/EQUATE) and increases in Sadara spending ahead of unit start-ups.

Performance Plastics

Performance Plastics reported fourth quarter sales of $4.6 billion, down from $5.5 billion in the year-ago period. Sales were lower as double-digit volume growth was more than offset by price pressures from lower input costs and by-product sales, in addition to currency headwinds.
Excluding acquisitions and divestitures, the Performance Plastics segment reported volume increases across all businesses. Dow Packaging and Specialty Plastics realized volume growth on continued demand for packaging products, in most geographic areas: EMEAI, Asia Pacific and Latin America. Higher asset reliability enabled the business to set a new polyethylene sales volume record in the quarter. Dow Elastomers reported volume gains led by double-digit growth in North America on continued customer demand for Dow products in the transportation and infrastructure market sectors. Dow Electrical and Telecommunications reported volume gains on strengthened demand for telecommunication products. The Hydrocarbons and Energy businesses reported volume gains with double-digit growth in North America and EMEAI, resulting primarily from new sales contracts.
Operating EBITDA for the segment was a fourth quarter record of $1.3 billion, up from $1.2 billion in the year-ago period, driven by steady demand in all businesses and EBITDA margin expansion in most geographic areas.
Equity earnings for the segment were $46 million, down from $57 million in the same quarter last year.

Review of Results for 2015
Dow reported full-year earnings per share of $6.15, or operating earnings per share of $3.47. This compares with earnings per share of $2.87 in the prior year, or $3.11 on an operating basis - an increase of 12 percent.
For the full year, sales were $48.8 billion, down 16 percent versus the prior year, or 15 percent excluding the impact of divestitures and acquisitions, as price was impacted by a 45 percent decline in average crude oil prices as well as currency headwinds.
Volume, excluding the impact of divestitures and acquisitions, grew in all geographies, led by Asia Pacific (up 4 percent) and EMEAI (up 3 percent). On the same basis, emerging geographies rose 4 percent, highlighted by 10 percent growth in Greater China.
EBITDA rose to $9.6 billion on an operating basis, representing an all-time record, or $13.3 billion on a reported basis. Operating EBITDA rose 3 percent compared to the prior year with increases in Performance Plastics (up $380 million) and Consumer Solutions (up $59 million).
The Company expanded operating EBITDA margin more than 360 basis points to 19.7 percent, the highest level in more than a decade, with increases reported in all operating segments. Margin expansion was led by Performance Plastics, Performance Materials and Chemicals and Consumer Solutions on increased demand, disciplined price and volume management, innovation and productivity improvements.
Dow delivered $7.5 billion of cash flow from operations in the year. Excluding the K-Dow arbitration award in 2013, this represents a third consecutive year of record cash flow. Dow’s cash flow generation enabled the Company to issue another dividend increase, reaching a historic high. In total, Dow returned $4.6 billion to shareholders through paid dividends and share repurchases in 2015.
Dow reported operating return on capital of 12.1 percent - an increase of 130 basis points versus the prior year, or return on capital of 19.6 percent on a reported basis, marking three consecutive years of expansion on an operating basis - further demonstrating Dow’s disciplined approach to capital stewardship.
The Company reported a decline in R&D and SG&A expenses of $184 million - down 4 percent, due to divestitures and ongoing productivity actions.
Full-year equity earnings declined $161 million due to pricing headwinds for polyethylene and MEG as well as the step acquisition of Univation Technologies, LLC.

Ongoing portfolio management in the year included: the split-off of Dow Chlorine Products; the divestiture of ANGUS Chemical Company; the divestiture of AgroFresh, Dow’s post-harvest specialty chemical business; the sale of the Company’s direct ownership interest in MEGlobal to EQUATE; and the signing of a definitive agreement to restructure ownership of the Dow Corning Corporation’s Silicones business.
Since 2013, when Dow completed its strategic review, the Company’s operational and financial performance has: generated nearly $22 billion in cash flow from operations; improved operating ROC by 450 basis points; enabled nearly $12 billion in returns to shareholders through share repurchases and paid dividends; facilitated investments in strategic growth projects on the U.S. Gulf Coast and Saudi Arabia; and reduced net debt from $16.7 billion to $8.6 billion. Furthermore, divestitures completed in that same period, have delivered more than $13.5 billion in pre-tax value.
Certain Items in the year included gains related to the split-off of Dow Chlorine Products, the sale of the Company’s direct ownership interest in MEGlobal, the step acquisition of Univation Technologies, LLC and other business divestitures. On the same basis, Certain Item losses included costs associated with 2015 restructuring charges, asset impairments, joint venture actions and costs associated with portfolio and productivity actions.

Outlook

Commenting on the Company’s outlook, Liveris said:
“Looking ahead, 2016 is primed to be another significant year for Dow. We are very focused on continuing to deliver against our operational commitments and portfolio priorities.

“Our teams are moving swiftly to deliver the DowDuPont merger benefits to our shareholders. The same teams that delivered the Dow Chlorine Products transaction ahead of plan, as well as all of the other portfolio moves we implemented these last five or so years, have mobilized with three clear priorities: close the merger in the second half of 2016; rapidly deliver the synergies after closing; and accelerate the release of value through the intended market-focused spin-offs.

“We will also realize strong synergies and benefits from the Dow Corning Silicones business, and continue to ramp up our many strategic initiatives, with differentiated technology and cost-advantaged expansions such as those on the U.S. Gulf Coast and in Saudi Arabia coming on line to serve targeted consumer markets across the globe.

“The global economy continues to be volatile with consistent demand being driven by the consumer, especially in the U.S. and increasingly from China. We believe low energy prices are a net benefit and will help overcome negative investment sentiment in other sectors. We have the portfolio that serves these consumer-driven markets, and our company remains committed to flawless operational and commercial execution.”

Dow will host a live webcast of its fourth quarter and full-year earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. The Company's more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Cautionary Notes on Forward Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of Dow and DuPont to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separation, including timing anticipated, any changes to the configuration of businesses included in the potential separation if implemented, (iii) potential litigation relating to the proposed transaction that could be instituted against Dow, DuPont or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm Dow’s or DuPont’s business, including current plans and operations, (v) the ability of Dow or DuPont to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (vii) uncertainty as to the long-term value of Diamond-Orion HoldCo common stock, (viii) continued availability of capital and financing and rating agency actions, (ix) legislative, regulatory and economic developments and (x) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed merger. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dow’s or DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Dow nor DuPont assumes any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Important Information About the Transaction and Where to Find It
In connection with the proposed transaction, The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”) will cause Diamond-Orion HoldCo, Inc. (“Diamond-Orion HoldCo”), to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Dow and DuPont and that also will constitute a prospectus of Diamond-Orion HoldCo. Dow, DuPont and Diamond-Orion HoldCo may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which Dow, DuPont or Diamond-Orion HoldCo may file with the SEC. INVESTORS AND SECURITY HOLDERS OF DOW AND DUPONT ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Dow, DuPont and Diamond-Orion HoldCo through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of Dow or DuPont at the following:

Dow	DuPont
2030 Dow Center	974 Centre Road
Midland, MI 48674	Wilmington, DE 19805
Attention: Investor Relations	Attention: Investor Relations
1 989 636-1463	1 302-774-4994

Participants in the Solicitation
Dow, DuPont, Diamond-Orion HoldCo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Dow’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Dow’s Form 10-K for the year ended December 31, 2014 and its proxy statement filed on March 27, 2015, which are filed with the SEC. Information regarding DuPont’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in DuPont’s Form 10-K for the year ended December 31, 2014 and its proxy statement filed on March 23, 2015, which are filed with the SEC. A more complete description will be available in the registration statement on Form S-4 and the joint proxy statement/prospectus.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Net Sales	$11,462	$14,384	$48,778	$58,167
Cost of sales	8,806	11,611	37,836	47,464
Research and development expenses	404	428	1,598	1,647
Selling, general and administrative expenses	757	823	2,971	3,106
Amortization of intangibles	103	106	419	436
Goodwill and other intangible asset impairment losses (Note B)	—	50	—	50
Restructuring charges (credits) (Note C)	40	(3)	415	(3)
Asbestos-related charge (Note D)	—	78	—	78
Equity in earnings of nonconsolidated affiliates (Note E)	99	128	674	835
Sundry income (expense) - net (Note F)	2,912	(58)	4,592	(27)
Interest income	25	19	71	51
Interest expense and amortization of debt discount	240	262	946	983
Income Before Income Taxes	4,148	1,118	9,930	5,265
Provision for income taxes	517	279	2,147	1,426
Net Income	3,631	839	7,783	3,839
Net income attributable to noncontrolling interests	19	20	98	67
Net Income Attributable to The Dow Chemical Company	3,612	819	7,685	3,772
Preferred stock dividends	85	85	340	340
Net Income Available for The Dow Chemical Company Common Stockholders	$3,527	$734	$7,345	$3,432

Per Common Share Data:
Earnings per common share - basic	$3.17	$0.64	$6.45	$2.91
Earnings per common share - diluted (Note G)	$2.94	$0.63	$6.15	$2.87

Dividends declared per share of common stock	$0.46	$0.42	$1.72	$1.53
Weighted-average common shares outstanding - basic	1,105.4	1,146.9	1,130.1	1,170.9
Weighted-average common shares outstanding - diluted (Note G)	1,218.9	1,160.9	1,241.4	1,187.0

Depreciation	$446	$544	$1,909	$2,136
Capital Expenditures	$886	$1,106	$3,703	$3,572
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the fourth quarter of 2014, the Company recognized a pretax charge of $50 million related to the impairment of intangible assets in the Dow Electronic Materials business.

Note C: On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015, including asset write-downs and write-offs, severance and costs associated with exit and disposal activities. In the fourth quarter of 2015, the Company recorded additional pretax restructuring charges of $40 million, primarily related to severance costs for approximately 450 additional positions.

Note D: During the fourth quarter of 2014, the Company recorded a pretax charge of $78 million related to an increase in the asbestos-related liability for pending and future claims.

Note E: In the fourth quarter of 2015, the Company recognized a loss of $36 million related to actions taken by the Company's joint ventures including: a $20 million credit related to Dow Corning Corporation's ("Dow Corning") adjustment of its implant liability, a $29 million charge related to AgroFresh Solutions' fair value step-up of its inventories and start-up costs, and a $27 million charge related to Sadara's write-off of design engineering work for an Epoxy plant. In the fourth quarter of 2014, the Company recognized a loss of $93 million related to actions taken by Dow Corning including a $407 million gain related to the adjustment of its implant liability and a loss of $500 million related to the abandonment of a polycrystalline silicon manufacturing facility in Clarksville, Tennessee.

Note F: In the fourth quarter of 2015, the Company recognized a pretax gain of $2,233 million (after-tax gain of $2,215 million) on the split-off of the chlorine value chain; a $723 million pretax gain related to the sale of MEGlobal; an $11 million pretax gain for post closing and other adjustments related to 2015 business divestitures; a pretax charge of $98 million related to the December 2015 devaluation of the Argentine Peso; a pretax charge of $53 million related to the impairment of an equity method investment; a pretax loss of $8 million on the early extinguishment of debt; and, a pretax charge of $15 million related to portfolio and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E. I. du Pont de Nemours and Company, costs associated with the planned ownership restructure of Dow Corning, costs associated with the separation of the chlorine value chain, implementation costs associated with the Company's 2015 Restructuring program and other productivity actions.

In the third quarter of 2015, the Company recognized a pretax gain of $621 million related to the divestiture of the AgroFresh business and a pretax charge of $35 million for costs associated with portfolio and productivity actions; in the second quarter of 2015, the Company recognized a pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation Technologies, LLC, and a pretax charge of $43 million related to costs associated with portfolio and productivity actions; and, in the first quarter of 2015, the Company recognized a pretax gain of $670 million related to the divestiture of ANGUS Chemical Company ("ANGUS"), a pretax gain of $18 million (after-tax loss of $9 million) related to the divestiture of the Sodium Borohydride business and a pretax charge of $26 million for costs associated with portfolio and productivity actions.

In the fourth quarter of 2014, the Company recognized a pretax charge of $19 million for portfolio and productivity actions; a pretax charge of $12 million was recognized in the third quarter of 2014; and a pretax charge of $18 million was recognized in the second quarter of 2014.

Note G: "Earnings per common share - diluted" for the three- and twelve-month periods ended December 31, 2015, assumes the conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock due to the net income reported for the three- and twelve-month periods, which includes the after-tax gain on the split-off of the chlorine value chain, after-tax gain on the sale of the Company's interest in MEGlobal, after-tax gain on the divestitures of AgroFresh and ANGUS and the after-tax gain on the Univation Technologies, LLC step acquisition. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and twelve-month periods ended December 31, 2015. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec 31, 2015	Dec 31, 2014
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2015: $158; 2014: $190)	$8,577	$5,654
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2015: $94; 2014: $110)	4,078	4,685
Other	3,768	4,687
Inventories	6,871	8,101
Deferred income tax assets - current	827	812
Other current assets	354	316
Total current assets	24,475	24,255
Investments
Investment in nonconsolidated affiliates	3,958	4,201
Other investments (investments carried at fair value - 2015: $1,866; 2014: $2,009)	2,923	2,439
Noncurrent receivables	765	620
Total investments	7,646	7,260
Property
Property	50,802	55,230
Less accumulated depreciation	32,948	37,179
Net property (variable interest entities restricted - 2015: $1,717; 2014: $2,726)	17,854	18,051
Other Assets
Goodwill	12,154	12,632
Other intangible assets (net of accumulated amortization - 2015: $3,770; 2014: $3,737)	3,617	3,768
Deferred income tax assets - noncurrent	1,694	2,135
Asbestos-related insurance receivables - noncurrent	51	62
Deferred charges and other assets	535	524
Total other assets	18,051	19,121
Total Assets	$68,026	$68,687
Liabilities and Equity
Current Liabilities
Notes payable	$454	$551
Long-term debt due within one year	541	382
Accounts payable:
Trade	3,577	4,481
Other	2,287	2,299
Income taxes payable	452	361
Deferred income tax liabilities - current	100	105
Dividends payable	592	563
Accrued and other current liabilities	3,212	2,839
Total current liabilities	11,215	11,581
Long-Term Debt (variable interest entities nonrecourse - 2015: $487; 2014: $1,216)	16,215	18,741
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	575	622
Pension and other postretirement benefits - noncurrent	9,119	10,459
Asbestos-related liabilities - noncurrent	387	438
Other noncurrent obligations	4,332	3,290
Total other noncurrent liabilities	14,413	14,809
Redeemable Noncontrolling Interest	—	202
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,936	4,846
Retained earnings	28,425	23,045
Accumulated other comprehensive loss	(8,667)	(8,017)
Unearned ESOP shares	(272)	(325)
Treasury stock at cost	(6,155)	(4,233)
The Dow Chemical Company’s stockholders’ equity	25,374	22,423
Non-redeemable noncontrolling interests	809	931
Total equity	26,183	23,354
Total Liabilities and Equity	$68,026	$68,687
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Sales by operating segment
Agricultural Sciences	$1,603	$1,856	$6,381	$7,290
Consumer Solutions	1,052	1,124	4,379	4,639
Infrastructure Solutions	1,705	1,959	7,394	8,429
Performance Materials & Chemicals	2,381	3,912	11,973	15,114
Performance Plastics	4,617	5,465	18,357	22,386
Corporate	104	68	294	309
Total	$11,462	$14,384	$48,778	$58,167
EBITDA (1) by operating segment
Agricultural Sciences	$186	$222	$1,432	$962
Consumer Solutions	304	325	1,048	1,130
Infrastructure Solutions	161	(104)	1,021	817
Performance Materials & Chemicals	3,144	636	5,479	2,193
Performance Plastics	1,562	1,194	5,399	4,422
Corporate	(394)	(220)	(1,053)	(580)
Total	$4,963	$2,053	$13,326	$8,944
Certain items increasing (decreasing) EBITDA by operating segment (2)
Agricultural Sciences	$(34)	$—	$573	$—
Consumer Solutions	8	82	(59)	82
Infrastructure Solutions	(74)	(348)	(101)	(348)
Performance Materials & Chemicals	2,721	—	3,409	—
Performance Plastics	260	—	597	—
Corporate	(308)	(97)	(689)	(127)
Total	$2,573	$(363)	$3,730	$(393)
EBITDA excluding certain items by operating segment
Agricultural Sciences	$220	$222	$859	$962
Consumer Solutions	296	243	1,107	1,048
Infrastructure Solutions	235	244	1,122	1,165
Performance Materials & Chemicals	423	636	2,070	2,193
Performance Plastics	1,302	1,194	4,802	4,422
Corporate	(86)	(123)	(364)	(453)
Total	$2,390	$2,416	$9,596	$9,337
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$(17)	$1	$(15)	$4
Consumer Solutions	38	196	91	281
Infrastructure Solutions	67	(178)	203	(6)
Performance Materials & Chemicals	(6)	54	225	322
Performance Plastics	46	57	220	257
Corporate	(29)	(2)	(50)	(23)
Total	$99	$128	$674	$835

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
EBITDA	$4,963	$2,053	$13,326	$8,944
- Depreciation and amortization	600	692	2,521	2,747
+ Interest income	25	19	71	51
- Interest expense and amortization of debt discount	240	262	946	983
Income Before Income Taxes	$4,148	$1,118	$9,930	$5,265
- Provision for income taxes	517	279	2,147	1,426
- Net income attributable to noncontrolling interests	19	20	98	67
- Preferred stock dividends	85	85	340	340
Net Income Available for The Dow Chemical Company Common Stockholders	$3,527	$734	$7,345	$3,432

(2)	See Supplemental Information for a description of certain items affecting results in 2015 and 2014.

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
North America	$4,215	$5,200	$18,396	$21,422
Europe, Middle East, Africa and India	3,420	4,574	15,291	19,671
Asia Pacific	2,017	2,342	8,308	9,135
Latin America	1,810	2,268	6,783	7,939
Total	$11,462	$14,384	$48,778	$58,167

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(4)%	(9)%	(13)%	(4)%	(8)%	(12)%
Consumer Solutions	1	(7)	(6)	1	(7)	(6)
Infrastructure Solutions	3	(16)	(13)	2	(14)	(12)
Performance Materials & Chemicals	(22)	(17)	(39)	(6)	(15)	(21)
Performance Plastics	10	(26)	(16)	5	(23)	(18)
Total	(2)%	(18)%	(20)%	1%	(17)%	(16)%
North America	—%	(19)%	(19)%	—%	(14)%	(14)%
Europe, Middle East, Africa and India	(6)	(19)	(25)	—	(22)	(22)
Asia Pacific	1	(15)	(14)	3	(12)	(9)
Latin America	(2)	(18)	(20)	—	(15)	(15)
Developed geographies	(3)%	(19)%	(22)%	(1)%	(18)%	(19)%
Emerging geographies (1)	—	(17)	(17)	3	(14)	(11)

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Acquisitions and Divestitures (2)

	Three Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(1)%	(9)%	(10)%	(3)%	(8)%	(11)%
Consumer Solutions	1	(7)	(6)	1	(7)	(6)
Infrastructure Solutions	3	(16)	(13)	2	(14)	(12)
Performance Materials & Chemicals	(3)	(21)	(24)	1	(16)	(15)
Performance Plastics	11	(26)	(15)	5	(23)	(18)
Total	4%	(19)%	(15)%	2%	(17)%	(15)%
North America	6%	(21)%	(15)%	2%	(15)%	(13)%
Europe, Middle East, Africa and India	3	(21)	(18)	3	(23)	(20)
Asia Pacific	8	(16)	(8)	4	(12)	(8)
Latin America	1	(19)	(18)	1	(15)	(14)
Developed geographies	4%	(21)%	(17)%	1%	(18)%	(17)%
Emerging geographies (1)	5	(18)	(13)	4	(14)	(10)

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2), Hydrocarbons and Energy

	Three Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2015
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(1)%	(9)%	(10)%	(3)%	(8)%	(11)%
Consumer Solutions	1	(7)	(6)	1	(7)	(6)
Infrastructure Solutions	3	(16)	(13)	2	(14)	(12)
Performance Materials & Chemicals	(3)	(21)	(24)	1	(16)	(15)
Performance Plastics	5	(18)	(13)	6	(16)	(10)
Total	2%	(16)%	(14)%	2%	(14)%	(12)%
North America	(1)%	(15)%	(16)%	—%	(11)%	(11)%
Europe, Middle East, Africa and India	2	(16)	(14)	5	(19)	(14)
Asia Pacific	6	(15)	(9)	5	(12)	(7)
Latin America	—	(18)	(18)	1	(15)	(14)
Developed geographies	—%	(15)%	(15)%	—%	(13)%	(13)%
Emerging geographies (1)	4	(18)	(14)	5	(15)	(10)

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)
Excludes prior period sales of recent divestitures including the chlorine value chain, divested on October 5, 2015 (primarily Performance Materials & Chemicals and Performance Plastics), the AgroFresh business, divested on July 31, 2015 (Agricultural Sciences), ANGUS Chemical Company, divested on February 2, 2015 (Performance Materials & Chemicals) and the global Sodium Borohydride business, divested on January 30, 2015 (Performance Materials & Chemicals). Also excludes current period sales of recent acquisitions including Univation Technologies, LLC, acquired on May 5, 2015 (Performance Plastics) and Cooperativa Central de Pesquisa Agrícola, acquired on February 1, 2015 (Agricultural Sciences).

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2015 and December 31, 2014:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Adjusted to exclude certain items (non-GAAP measures)			$1,057	$992	$0.93	$0.85
Certain items:
Asset impairments and related costs	$(144)	$(73)	(123)	(47)	(0.11)	(0.04)
Warranty accrual adjustment of exited business	—	(100)	—	(63)	—	(0.05)
2015 Restructuring charges	(40)	—	(28)	—	(0.03)	—
Asbestos-related charge	—	(78)	—	(49)	—	(0.04)
Joint venture actions	(36)	(93)	(26)	(87)	(0.02)	(0.08)
Gain on split-off of chlorine value chain	2,233	—	2,215	—	1.96	—
Gain on sale of MEGlobal	723	—	589	—	0.52	—
Gain on 2015 business divestitures	11	—	15	—	0.01	—
Costs associated with portfolio and productivity actions	(68)	(19)	(61)	(12)	(0.05)	(0.01)
Impact of Argentine peso devaluation	(98)	—	(106)	—	(0.09)	—
Loss on early extinguishment of debt	(8)	—	(5)	—	—	—
Total certain items	$2,573	$(363)	$2,470	$(258)	$2.19	$(0.22)
Dilutive effect of assumed preferred stock conversion into shares of common stock					$(0.18)	N/A
Reported (GAAP amounts) (5) (6)			$3,527	$734	$2.94	$0.63

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the three-month period ended December 31, 2015, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three-month period ended December 31, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the three-month period ended December 31, 2015, as it excludes preferred dividends of $85 million.

The following table summarizes the impact of certain items recorded in the twelve-month periods ended December 31, 2015 and December 31, 2014:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Adjusted to exclude certain items (non-GAAP measures)			$4,054	$3,709	$3.47	$3.11
Certain items:
Asset impairments and related costs	$(144)	$(73)	(123)	(47)	(0.11)	(0.04)
Warranty accrual adjustment of exited business	—	(100)	—	(63)	—	(0.05)
2015 Restructuring charges	(415)	—	(274)	—	(0.24)	—
Asbestos-related charge	—	(78)	—	(49)	—	(0.04)
Joint venture actions	(36)	(93)	(26)	(87)	(0.02)	(0.08)
Gain on split-off of chlorine value chain	2,233	—	2,215	—	1.96	—
Gain on sale of MEGlobal	723	—	589	—	0.52	—
Gain on 2015 business divestitures	1,320	—	823	—	0.71	—
Gain on Univation step acquisition	349	—	351	—	0.30	—
Costs associated with portfolio and productivity actions	(194)	(49)	(153)	(31)	(0.13)	(0.03)
Impact of Argentine peso devaluation	(98)	—	(106)	—	(0.09)	—
Loss on early extinguishment of debt	(8)	—	(5)	—	—	—
Total certain items	$3,730	$(393)	$3,291	$(277)	$2.90	$(0.24)
Dilutive effect of assumed preferred stock conversion into shares of common stock					$(0.22)	N/A
Reported (GAAP amounts) (5) (6)			$7,345	$3,432	$6.15	$2.87

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the year ended December 31, 2015, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the year ended December 31, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the twelve-month period ended December 31, 2015, as it excludes preferred dividends of $340 million.

The following table presents diluted share counts for the three- and twelve-month periods ended December 31, 2015 and December 31, 2014, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Twelve Months Ended
In millions	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Share count - diluted, excluding preferred stock conversion to common shares	1,122.1	1,160.9	1,144.6	1,187.0
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	96.8	N/A	96.8	N/A
Share count - diluted, including assumed preferred stock conversion to common shares	1,218.9	N/A	1,241.4	N/A

Results in the fourth quarter of 2015 were impacted by the following items:

•
Pretax charges of $144 million for asset impairments and related costs, including the shutdown of manufacturing assets and facilities in the Dow Building & Construction business, Energy & Water Solutions business and Dow Packaging and Specialty Plastics business; the abandonment of certain capital projects in the Dow Building & Construction and Dow Coating Materials businesses; and, the impairment of an equity method investment aligned with the Performance Monomers business. The charges were included in "Cost of sales" ($91 million) and "Sundry income (expense) - net" ($53 million) in the consolidated statements of income and reflected in Infrastructure Solutions ($87 million) and Performance Plastics ($57 million).

•
Pretax charges of $40 million for adjustments to the 2015 Restructuring charge, primarily related to severance costs. The impact is included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in Agricultural Sciences (charge of $2 million), Infrastructure Solutions (gain of $1 million) and Corporate (charge of $39 million).

•
A loss of $36 million related to actions taken by the Company's joint ventures including: a $20 million credit related to Dow Corning's adjustment of its implant liability, a $29 million charge related to AgroFresh Solutions' fair value step-up of its inventories and start-up costs, and a $27 million charge related to Sadara's write-off of design engineering work for an Epoxy plant. The charge was included in "Equity in earnings of nonconsolidated affiliates" and reflected in Agricultural Sciences (loss of $29 million), Consumer Solutions (gain of $8 million), Infrastructure Solutions (gain of $12 million) and Corporate (loss of $27 million).

•
A $2,233 million pretax gain on the October 5, 2015, split-off of the chlorine value chain to Olin Corporation. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals (gain of $1,984 million), Performance Plastics (gain of $317 million) and Corporate (loss of $68 million).

•
A $723 million pretax gain related to the sale of the Company's equity interest in MEGlobal to EQUATE Petrochemical Company K.S.C. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax gain of $11 million for post-closing and other adjustments related to 2015 business divestitures, including ANGUS Chemical Company, the Sodium Borohydride business and the AgroFresh business. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences (loss of $3 million) and Performance Materials & Chemicals (gain of $14 million).

•
Pretax charges of $68 million for nonrecurring transaction costs associated with portfolio and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E. I. du Pont de Nemours and Company, costs associated with the planned ownership restructure of Dow Corning, costs associated with the separation of the chlorine value chain, implementation costs associated with the Company's 2015 Restructuring program and other productivity actions (collectively "Costs associated with portfolio and productivity actions"). The charges were included in "Cost of sales" ($18 million), "Selling, general and administrative expenses" ($35 million) and "Sundry income (expense) - net" ($15 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $98 million related to the December 2015 devaluation of the Argentine Peso, included in "Sundry income (expense) - net" and reflected in Corporate.

•	Pretax loss of $8 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

Results in the fourth quarter of 2014 were impacted by the following items:

•
Pretax charges of $73 million for asset impairments related to the Dow Electronic Materials business. The charges were included in "Cost of sales" ($23 million) and "Goodwill and other intangible asset impairment losses" ($50 million) in the consolidated statements of income and reflected in Consumer Solutions.

•
Pretax charge of $100 million for a warranty accrual adjustment related to an exited business. The charge was included in "Cost of sales" in the consolidated statements of income and reflected in Infrastructure Solutions.

•
Pretax charge of $78 million related to an increase in the asbestos-related liability for pending and future claims (excluding future defense and processing costs). The charge is shown as "Asbestos-related charge" in the consolidated statements of income and reflected in Corporate.

•
A loss of $93 million related to Dow Corning including a gain of $407 million related to the adjustment of its implant liability and a $500 million loss related to the abandonment of a polycrystalline silicon manufacturing facility in Clarksville, Tennessee. The loss was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Consumer Solutions (gain of $155 million) and Infrastructure Solutions (loss of $248 million).

•
Pretax charges of $19 million for costs associated with portfolio and productivity actions. The charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2015, results for the year ended December 31, 2015 were impacted by the following items:

•
Pretax restructuring charges of $375 million. On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company's footprint as a result of the pending separation of a significant portion of Dow's chlorine value chain. These actions, which will further accelerate Dow's value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result of these actions, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015 consisting of costs associated with exit or disposal activities of $10 million, severance costs of $196 million and asset write-downs and write-offs of $169 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: Agricultural Sciences ($14 million), Consumer Solutions ($67 million), Infrastructure Solutions ($27 million), Performance Plastics ($12 million) and Corporate ($255 million).

•
Pretax gain of $1,309 million related to 2015 business divestitures, including the February 2, 2015 divestiture of ANGUS Chemical Company (gain of $670 million), the July 31, 2015 divestiture of the AgroFresh business (gain of $621 million) and the January 30, 2015 divestiture of the Sodium Borohydride business (pretax gain of $18 million; after-tax loss of $9 million). The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Agricultural Sciences ($621 million) and Performance Materials & Chemicals ($688 million).

•
Pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation Technologies, LLC, previously a 50:50 joint venture. The gain, which is included in Performance Plastics, included a $361 million pretax gain on the step acquisition (after-tax gain of $359 million), included in "Sundry income (expense) - net" in the consolidated statements of income, and a pretax loss of $12 million (after-tax loss of $8 million) for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the step acquisition.

•
Pretax charges of $126 million for costs associated with portfolio and productivity actions. The charges were included in "Cost of sales" ($6 million), "Selling, general and administrative expenses" ($16 million) and "Sundry income (expense) - net" ($104 million) in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2014, results for the year ended December 31, 2014 were impacted by the following item:

•
Pretax charges of $30 million for costs associated with portfolio and productivity actions. The charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.